EXHIBIT 3.4

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

THE SERIES B CONVERTIBLE PREFERRED STOCK OF

RADNOR HOLDINGS CORPORATION

RADNOR HOLDINGS CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

Pursuant to the authority conferred upon the Board of Directors of the Corporation by Article Fourth of its Restated Certificate of Incorporation, as amended, and the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors is authorized to issue preferred stock of the Corporation and has duly adopted a resolution setting forth the designations, preferences, qualifications, privileges, limitations, conversion rights and other rights of a series of its Preferred Stock, which resolution is as follows:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Corporation’s Restated Certificate of Incorporation, as amended, the Board of Directors does hereby establish, designate and provide for the issuance of a series of Preferred Stock, $.10 par value, designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), consisting of 50 shares, and does hereby fix and determine the relative rights, powers and preferences of the Series B Preferred Stock to be as set forth on Exhibit A hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael T. Kennedy, its President, and attested by Caroline J. Williamson, its Secretary, this 4th day of April, 2006.

(SEAL)	RADNOR HOLDINGS CORPORATION

ATTEST:	By:	/s/ Michael T. Kennedy
Michael T. Kennedy, President

/s/ Caroline J. Williamson
Caroline J. Williamson, Secretary

EXHIBIT A

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

THE SERIES B CONVERTIBLE PREFERRED STOCK

OF

RADNOR HOLDINGS CORPORATION

I.	Rights on Liquidation, Dissolution or Winding Up.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, distributions out of the assets of the Corporation available therefor shall be made to the stockholders of the Corporation in the following manner:

(i) After payment shall have been made to the holders of shares of the Corporation’s Series A Convertible Preferred Stock, $.10 par value, (the “Series A Preferred Stock”) of the full amounts to which they shall have been entitled upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of the Corporation’s Series B Convertible Preferred Stock, $.10 par value, (the “Series B Preferred Stock”) then outstanding shall be entitled to receive, on a par with the holders of any other series of the Corporation’s Preferred Stock which, by its terms, ranks on par with the Series B Preferred Stock as to liquidation, dissolution or winding up of the Corporation, before any payment shall be made to the holders of shares of the Corporation’s Voting Common Stock, $.10 par value, Nonvoting Common Stock, $.10 par value or Class B Nonvoting Common Stock, $.01 par value (collectively, the “Common Stock”) and any other class or series of the Corporation’s capital stock which, by its terms, ranks junior to the Series B Preferred Stock as to liquidation, dissolution or winding up of the Corporation, an amount with respect to each share of Series B Preferred Stock held that is equal to the Original Issuance Price (as defined below) of the respective share of Series B Preferred Stock, as adjusted as set forth in Section IV hereof (collectively, the “Liquidation Preference”). The term “Original Issuance Price” for each share of Series B Preferred Stock shall mean $20,000.00 per share of Series B Preferred Stock.

(ii) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series B Preferred Stock under Section I(a)(i) and to the holders of any other series of the Corporation’s Preferred Stock ranking on par with the Series B Preferred Stock shall be insufficient to permit the payment to all such holders of their full preferential amounts, the holders of shares of the Series B Preferred Stock and any other series of the Corporation’s Preferred Stock ranking on par with the Series B Preferred Stock shall share ratably in any distribution of assets in proportion to the amounts that would have been distributed to each such holder upon the liquidation, dissolution or winding up of the Corporation in respect of the shares of such Preferred Stock held by them if all amounts payable on or with respect to said shares were paid in full.

(b) After the distribution to the holders of the Series B Preferred Stock described in Section I(a) hereof has been paid, the holders of the Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(c) Any consolidation or merger of the Corporation, or any acquisition by the Corporation of all or substantially all of the assets or capital stock of another person or entity, shall be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section I, unless immediately after consummation of such a transaction, the stockholders of the Corporation immediately prior to the consummation of such transaction shall hold at least 50% of the outstanding capital stock of the entity surviving such merger or consolidation or, in the case of an acquisition by the Corporation, of the Corporation. Any sale, conveyance or disposition of all or substantially all of the assets of the Corporation to another person or persons shall be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section I.

(d) The per share amounts to be paid to the holders of the Series B Preferred Stock hereunder shall be proportionately adjusted to reflect any stock splits, stock combinations or stock subdivisions with respect to the Series B Preferred Stock.

II. Voting.

(a) Except as otherwise required by law or as otherwise set forth herein, the holders of the Series B Preferred Stock shall not be entitled to notice of any stockholders’ meetings or to vote or to act by written consent of stockholders on any matter submitted to the Corporation’s stockholders for their approval.

(b) Notwithstanding the provisions of Section II(a):

(i) the Corporation shall not, except as otherwise provided herein, without the affirmative vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series B Preferred Stock, and (ii) the holders of at least a majority of the outstanding shares of Series A Preferred Stock, in each case voting as a separate class:

(A) alter, change or waive the rights, preferences or privileges of the Series B Preferred Stock or amend or waive any provisions of this Certificate of Designation (other than as set forth in Section II(b)(ii) below);

(B) alter, change or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws in any way that adversely affects the rights, preferences and/or privileges of the Series B Preferred Stock; or

(C) repurchase, redeem or otherwise acquire for value, or cause or (to the extent the Corporation controls such affiliate) permit any affiliate to repurchase, redeem or otherwise acquire for value, any Common Stock or any other capital stock of the Corporation ranking on parity with or junior to the Series B Preferred Stock as to liquidation, dividends or voting (other than such repurchases, redemptions or acquisitions of (1) the Series B Preferred Stock as set forth herein, (2) Common Stock held by persons who are or have been employees or directors of the Corporation who have been terminated from or have quit their employment with the Corporation, or who have resigned or been removed from the Board of Directors, (3) Common Stock held by persons who are neither employees nor directors of the Corporation that hold more than five percent of the Common Stock of the Corporation as of the date of original issuance of the Series B Preferred (as defined in Section IV(a) below) or (4) the Warrants issued pursuant to and as defined in that certain Purchase Agreement, dated as of March 31, 2006, by and among the Corporation, Special Value Expansion Fund, LLC and Special Value Opportunities Fund, LLC (to the extent repurchases, redemptions or acquisitions of such Warrants constitute repurchases, redemptions or acquisitions of the Company’s Common Stock or other capital stock)).

(ii) the Corporation shall not, without the affirmative vote or written consent of (i) the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, and (ii) the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, in each case voting as a separate class:

(A) increase or decrease the authorized number of shares of Series B Preferred Stock;

(B) create any new class or series of Preferred Stock with rights, preferences or privileges that are superior to or on parity with the Series B Preferred Stock, or issue any securities convertible into or exchangeable for securities with rights preferences or privileges that are superior to or on parity with the Series B Preferred Stock; or

(C) amend this Section II(b).

III.	Conversion.

(a) Each share of Series B Preferred Stock shall automatically be converted into shares of Voting Common Stock only upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statute then in force, covering the offer and sale of shares of Voting Common Stock for the account of the Corporation to the public from which the Corporation receives proceeds of at least $50,000,000 before deducting underwriters’ commissions and discounts and offering expenses (a “Qualifying IPO”). The number of shares of Voting Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be calculated by dividing the then-applicable Liquidation Preference with respect to such share by the price per share at which shares of Voting Common Stock are sold to the public in the Qualifying IPO, after deducting underwriters’ commissions and discounts.

(b) No fractional shares of Voting Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the price per share at which shares of Voting Common Stock are sold to the public in the Qualifying IPO, after deducting underwriters’ commissions and discounts.

(c) Upon the occurrence of a Qualifying IPO, the Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series B Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Voting Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series B Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. Upon the automatic conversion of the Series B Preferred Stock pursuant to Section III(a), the holders of such Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. Thereupon, there shall be issued and delivered to such holder, promptly in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Voting Common Stock into which the shares of the Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(d) The Corporation shall pay any issue and/or transfer taxes payable in connection with the conversion of the Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer to a name other than that of the holder of the Series B Preferred Stock, and no issuance or delivery need be made unless the Corporation has been paid the amount of such tax or it has been established to the Corporation’s satisfaction that the tax has been paid.

(e) The Corporation shall, immediately prior to consummation of a Qualifying IPO, reserve and keep available for issuance upon the conversion of the Series B Preferred Stock such number of its authorized but unissued shares of Voting Common Stock as shall be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Voting Common Stock if there shall then be insufficient authorized unissued shares of Voting Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock.

IV.	Adjustment to Liquidation Preference. The Liquidation Preference per share shall be adjusted upward at the rate of 8% per annum from the date of original issuance of such share, compounded quarterly. As used herein, the date on which the Corporation shall initially issue any share of Series B Preferred Stock shall be deemed its “date of original issuance” regardless of the number of times the transfer of such share shall be made on the Corporation’s stock transfer records and regardless of the number of certificates that may be issued to evidence such shares.

V.	No Dividends on Junior Securities. As long as any share of the Series B Preferred Stock remains outstanding, no dividend shall be declared or paid upon, nor shall any distribution be made upon, the Corporation’s Common Stock or any other equity security of the Corporation ranking junior to the Series B Preferred Stock as to liquidation, dissolution or winding up of the Corporation.

VI.	Redemption.

(a) Subject to obtaining any approvals required under the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock, the Corporation shall have the option to redeem all or any portion of the outstanding shares of Series B Preferred Stock at any time after March 31, 2010. The Corporation shall give the holders of Series B Preferred Stock it elects to redeem a notice (the “Corporation Redemption Notice”) setting forth the number of shares of Series B Preferred Stock to be redeemed and the date on which the redemption shall be effective (the “Corporation Redemption Date”), which shall be not less than five nor more than 15 business days after the date of the Corporation Redemption Notice. On or prior to the Corporation Redemption Date, each holder of Series B Preferred Stock shall surrender at the Corporation’s principal office (or at such other location(s) as the Corporation my designate in writing) the certificate representing the shares to be redeemed. On the Corporation Redemption Date, or such later date as the holder surrenders the certificate representing the shares to be redeemed in accordance with the foregoing, the Corporation shall pay the holder of each share of Series B Preferred Stock to be redeemed an amount per share (the “Redemption Price”) in cash (in immediately available funds) equal to the then-applicable Liquidation Preference per share. If the Corporation elects to redeem fewer than all outstanding shares of Series B Preferred Stock, it shall redeem a pro rata number of such shares from all holders based on the number of shares held by each holder.

(b) Each holder of Series B Preferred Stock shall have the option to require the Corporation to redeem all or any portion of the shares of Series B Preferred Stock held by such holder at any time after March 31, 2010 by giving the Corporation a notice (the “Holder Redemption Notice”) setting forth the number of shares of Series B Preferred Stock to be redeemed and the date on which the redemption shall be effective (the “Holder Redemption Date”), which shall be not less than seven business days after the date of the Holder Redemption Notice. If the Corporation receives any Holder Redemption Notice, the Corporation shall provide to the other holders of Series B Preferred Stock not delivering such notice a copy of such Holder Redemption Notice within two business days of receipt of the Holder Redemption Notice. On or prior to the Holder Redemption Date, each holder of Series B Preferred Stock delivering such Holder Redemption Notice (or joining in such redemption by providing notice to the Corporation of its desire to do so at least two business days prior to the Holder Redemption Date) shall surrender at the Corporation’s principal office the certificate representing the shares to be redeemed. On the Holder Redemption Date, or such later date as the holder surrenders the certificate representing the shares to be redeemed (or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith) in accordance with the foregoing, the Corporation shall pay the holder of each share of Series B Preferred Stock to be redeemed the Redemption Price in cash (in immediately available funds). Notwithstanding anything to the contrary in the foregoing, no redemption may be effected pursuant to this Section VI(b) as long as any share of the Series A Preferred Stock remains outstanding.

VII.	Miscellaneous.

(a) Shares of Series B Preferred Stock issued and redeemed or otherwise reacquired by the Corporation shall be retired and canceled promptly after the reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, shall have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Corporation, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

(b) All notices referred to in this Certificate shall, except as expressly provided herein, be deemed given in the manner and with the effect provided in the General Corporation Law of the State of Delaware.

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